Exhibit 99.1

FINDLAY, OHIO, OCTOBER 1, 2008 — COOPER TIRE & RUBBER COMPANY (NYSE:CTB) today announced it continues to adjust production schedules at its U.S. facilities primarily due to raw material shortages but also influenced by soft demand in the North American market.

The devastating hurricanes which hit the Gulf Coast areas continue to impact our suppliers’ ability to provide sufficient raw materials to maintain full production at Cooper’s U.S. facilities. Raw materials will be dedicated to those plants with products needed to meet customer needs.  Labor schedules will be flexed at all plants as long as it remains necessary to allocate raw materials. By flexing work schedules and sharing time off, Cooper is attempting to avoid layoffs at any of the plants. This situation is dynamic and may change depending upon whether the availability of materials improves or diminishes.  Employees are informed of work schedules as appropriate.

The estimated impact during the third quarter of the production adjustments was $9 to $11 million.